Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Husky Energy Inc.

We, KPMG LLP, consent to the use of our reports, each dated February 26, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in this annual report on Form 40-F. Our report on the consolidated financial statements refers to a change in the accounting for leases on adoption of IFRS 16.

We, KPMG LLP, also consent to the incorporation by reference of such reports in the Registration Statements (No. 333-187135) on Form S-8 and (No. 333-236603) on Form F-10 of Husky Energy Inc.

/s/ KPMG LLP

KPMG LLP

Chartered Professional Accountants

February 27, 2020

Calgary, Canada